SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K

              Current Report Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                       Date of Report: September 25, 1996



                                  CONSECO, INC.

                             State of Incorporation:
                                     Indiana


   Commission File Number                              IRS Employer Id. Number
        No. 1-9250                                           No. 35-1468632

                     Address of Principal Executive Offices:
                         11825 North Pennsylvania Street
                              Carmel, Indiana 46032

                                  Telephone No.
                                 (317) 817-6100







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                         CONSECO, INC. AND SUBSIDIARIES




ITEM 5.  OTHER EVENTS.

Conseco, Inc. ("Conseco") has recently announced the following:

     (a) On September 26, 1996, Conseco announced an agreement under which Conseco will acquire Transport Holdings Inc. ("Transport"), a leading provider of cancer insurance and other supplemental health insurance, for $70 per share in Conseco common stock. In the merger, each of the issued and outstanding shares of Transport Class A common stock would be converted into the right to receive the number of shares of Conseco common stock determined by dividing $70.00 by the average closing price of Conseco common stock during the 10 trading days immediately preceding the second trading day prior to closing (such number to be not more than 1.8301 nor less than 1.4000). Transport's outstanding convertible debt, stock options and warrants, when converted or exercised, would receive the same ratio of Conseco common shares. The total value of the transaction would be $311 million, including: (i) $228 million to purchase Transport's 3.2 million common shares and equivalents; and (ii) $83 million to retire bank debt and preferred stock. Consummation of the Transport transaction, which is subject to customary terms and conditions, including approval by Transport shareholders and regulatory approvals, is expected by the end of 1996. Under the merger agreement, Transport would be merged into Conseco, with Conseco being the surviving corporation. The terms of the agreement also provide that to the extent required by its fiduciary duties to Transport's shareholders, Transport's Board may evaluate other offers. In the event that Transport enters into another agreement or terminates the merger agreement with Conseco because of another offer, Transport would be required to pay a break-up fee of $7.5 million.


     (b) On September 27, 1996, Conseco announced the completion of the redemption of its Series D Cumulative Convertible Preferred Stock ("Series D"). A total of 6,358 Series D shares were redeemed at $52.916 per share in cash, including $0.641 per share of accrued dividends. Holders of the remaining 5,338,409 Series D shares previously outstanding elected instead to convert their shares into Conseco common stock at the rate of 1.5686 common shares for each Series D share. The 8.4 million common shares issued upon conversion were already included in Conseco's "weighted average shares outstanding" for purposes of computing fully diluted earnings per share. Conversion of the Series D shares increases Conseco's common shareholders' equity and reduces future cash flow requirements for dividends.

     (c)  On  October  1,  1996,   Conseco  announced  the  completion  of  the
          acquisition of all of the common shares of American Life Holdings, Inc. ("ALH") not already owned by Conseco for approximately $165 million in cash. ALH, a provider of retirement savings annuities, was originally acquired by Conseco Capital Partners II, L.P. ("Partnership II") in September 1994. Conseco previously announced its intention to terminate Partnership II. Conseco paid the other limited partners in Partnership II, $23.00 for each of their shares of ALH.

     The unaudited pro forma consolidated financial statements of Conseco, attached as Exhibit 99.2, present Conseco's financial position and results of operations for the year ended December 31, 1995, and as of and for the six months ended June 30, 1996, giving effect to several transactions which have already occurred, as described in the notes accompanying the pro forma financial statements. The pro forma consolidated financial statements are not necessarily indicative of what the financial position or results of operations would have been if the transactions had occurred at the dates indicated. Furthermore, the pro forma consolidated financial statements are not intended to be indicative of Conseco's future financial position or future results of operations and should be read in conjunction with the historical consolidated financial statements of Conseco.

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                         CONSECO, INC. AND SUBSIDIARIES




ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

                (c)   EXHIBITS

                      2.8 Agreement and Plan of Merger dated as of September 25, 1996, by and between Conseco, Inc. and Transport Holdings Inc.

                      99.2 Pro Forma Consolidated Financial Statements of Conseco, Inc. and Subsidiaries reflecting several transactions which have already occurred.



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                         CONSECO, INC. AND SUBSIDIARIES



                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



Date: October 1, 1996

                                        CONSECO, INC.




                                        By: /s/ ROLLIN M. DICK
                                           --------------------
                                           Rollin M. Dick
                                           Executive Vice President
                                             and Chief Financial Officer



















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